EXHIBIT 3(v)
                          CERTIFICATE OF INCORPORATION

                                       OF

                             NORTHPORT HOLDING INC.

                Under Section 402 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

     1.   The name of the Corporation is NORTHPORT HOLDING INC.

     2. The office of the corporation is to be located in the County of Richmond, State of New York.

     3. The aggregate number of shares which the corporation shall have the authority to issue is 200 no par value.

     4. The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is

                           c/o      The Corporation
                                    10 Northport Lane
                                    Staten Island, New York 10314

     5. The purpose or purposes of the corporation are as follows:

To engage in any lawful act or activity for which corporations may be organized under ss.402 of the Business Corporation Law.

This corporation is not formed to engage in any act of activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

The rights, powers and privileges provided in this certificate are not to be deemed to be in limitation of similar, other additional powers, rights and privileges granted or permitted to a corporation by the Business Corporation law, it being intended that this corporation shall have all rights, powers and privileges granted or permitted to a corporation by such statute.

To generally purchase or acquire property, personal and real as may be useful to the operation of this business, generally to do and perform everything necessary to carry out the aforesaid purposes.


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     6.   The corporation will indemnify any officer or director, made, or threatened t be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, join venture, trust, employee benefit plan or other enterprise. Not opposed to, the best interest of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

IN WITNESS WHEREOF, I have made and subscribed this Certificate this 13th day of June 1997.

                                 GLORIA J. PARKS

                                 GLORIA J. PARKS

                                 46 STATE ST., 2ND FL.

                                 ALBANY, NY 12207

STATE OF NEW YORK)
                           )SS:
COUNTY OF ALBANY)

         On the 13th day of June 19978, before me personally came GLORIA J. PARKS, to me known to be the individual described in, and who executed the foregoing instrument, and duly acknowledged to me that she executed the same.

                                               /s/ Frank J. Panucci
                                               --------------------
                                                 FRANK J. PANUCCI
                                         NOTARY PUBLIC, STATE OF NEW YORK
                                                QUALIFIED IN ALBANY
                                                    NO. 4721156
                                        COMMISSION EXPIRES JULY 31ST ,1998